UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_______________
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________
Lucas Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	98-0417780
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6800 West Loop South, Suite 415
Bellaire, Texas 77401
(713) 528-1881
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William A. Sawyer
President and Chief Executive Officer
Lucas Energy, Inc.
6800 West Loop South, Suite 415
Bellaire, Texas 77401
(713) 528-1881
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______________

Copies to:
David A. Pentlow
Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY 10022
(212) 940-6412

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ] If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X] If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If this Form is a registration statement to General Instructions I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ] If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ] Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

See definition of “accelerated filer”, “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Large accelerated filer☐ Accelerated filer☐ Non-accelerated filer☐ Smaller reporting company☒ ___________

	CALCULATION OF REGISTRATION FEE
		Proposed Maximum
	Amount to be	Offering Price		Proposed Aggregate Maximum Offering	Amount of
Title of Each Class of Securities to Be Registered (1)	Registered	Per Unit	Price	(2)	Registration Fee
Common Stock, par value $.001 per share	(3)	(3)		(3)	(3)
Warrants	(3)	(3)		(3)	(3)
Units	(3)	(3)		(3)	(3)
Total				$10,000,000	$713.00

(1) There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number or amount of Units and such indeterminate number or amount of Warrants as shall have an aggregate initial offering price not to exceed $10,000,000. Any aggregate initial public offering price of all securities issued pursuant to this Registration Statement will equal $10,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum initial offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder. There are also being registered hereunder an indeterminate number of shares of common stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for that issuance. In addition, pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2) The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act.

(3) Not required to be included in accordance with General Instruction II.D. of Form S-3.

_______________

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the

Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

2

SUBJECT TO COMPLETION, DATED DECEMBER 31, 2009

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

LUCAS ENERGY, INC.

$10,000,000

Common Stock
Warrants
Units

We may offer from time to time shares of our common stock, warrants, and units, comprised of our common stock and warrants in any combination.

The aggregate initial offering price of the securities that we offer will not exceed $10,000,000. We will offer the securities in amounts, at prices and on terms to be determined at the time of the offering. We will provide the specific terms of the offering in supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement. We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.

Our common stock is quoted on the NYSE Amex under the symbol "LEI." The last reported sale price of our common stock on December 28, 2009 was $0.60 per share.

For general information about the distribution of the securities offered by us, please see the "Plan of Distribution" section of this prospectus.

Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 7 of this prospectus for a description of factors you should consider before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission under a “shelf” registration process. This prospectus provides you with a general description of the offered securities. Each time we use this prospectus to offer securities, a prospectus supplement will be provided and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

SUMMARY

     This is only a summary and does not contain all the information that may be important to you. You should carefully read the more detailed information contained in this prospectus, together with the additional information described in this prospectus under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

General

     Lucas is an independent oil and gas company based in Houston, Texas. We have approximately 15,000 gross and 12,000 net acres of oil and gas properties leased in south central Texas primarily in the Gonzales County and Wilson County. Most of our acreage is held by production from wells in the Austin Chalk formation. We currently hold approximately 2.24 million barrels of oil equivalent of proved Austin Chalk formation reserves, net to our interest. We currently operate 32 producing wells with approximately 100 – 135 barrels of net oil production per day. The vast majority of our revenues are derived from the sale of the oil that we produce from our wells with some ancillary revenue from associated natural gas produced and sold. Our lease acreage is located in the middle of the new Eagle Ford Trend.

     Our focus and strategy is to acquire underperforming oil and gas properties primarily through the acquisition of shut-in wells, plugged and abandoned wells or wells with marginal production which are core to our growth strategy and execution of our business plan. We actively seek out opportunities to acquire wells located in mature oil fields that we believe are underdeveloped or have potential to recover significant oil reserves that are still in place. In many instances the fields that we target have lost some or all of the reservoir pressure required to drive the oil through the overlying rock and sand and into the well bores of the producing wells, or they have experienced mechanical problems. Most of the acquisition prospects that we conduct initial screening on are sourced directly by our senior management or specialized third-party consultants with local area knowledge.

     We seek to restore or increase production from acquired wellbores through workovers, treatments or other stimulation and production enhancement procedures that are ordinary practice in the oil and gas industry. Our procedures include the installation of new or good used equipment on the well; cleaning out the well with open ended tubing, tubing with a bit, or tubing with a mule shoe; treating the well with acid, soapy water, or other proprietary chemicals sourced from third parties; and the re-entry of a plugged and abandoned well. Our acquisition and production restoration of existing wellbores initiatives enables us to generate near term cash flows and enables us to hold the oil and gas leases for future development.

     We have conducted engineering on a program to drill new horizontal lateral holes from existing vertical well-bores or offset locations that we have already leased. The purpose of these laterals are to provide more aerial access to the formation in order to increase the flow rate and to recover additional oil and gas reserves not recoverable from the existing vertical (straight) holes.

Our proved reserves as of April 1, 2009[1] are set forth below:
		Natural
	Oil	Gas
Proved Reserves	(Bbls)	(Mcf)
Developed Producing	218,200	67,510
Developed Non Producing	11,900	-
Undeveloped	2,008,760	-
Total March 31, 2009	2,238,860	67,510

All references herein to “we,” “us” or “our” refer to Lucas Energy, Inc.

1 Forrest A. Garb & Associates, Inc. report entitled “Estimated Reserves and Future Net Revenue as of April 1, 2009 Attributable to Interests Owned by Lucas Energy Inc. in Certain Properties Located in Texas (SEC Case)”.

Recent Oil and Gas Activities

     In this prospectus we are incorporating by reference information that we file with the SEC, which means that we are disclosing important information to you by referring to various documents that we have filed with the SEC, and information and documents to be filed in the future with the SEC that will automatically update and supersede information previously filed. The following is an update to our oil and gas activities that have occurred since our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2009 (filed with the SEC on November 16, 2009). Our future filings on Form 10-Q, Form 10-K, Form 8-K and other periodic reports will replace and supersede the update on our oil and gas activities provided below.

LEI 2009-II Capital Program

     We kicked off our LEI 2009-II capital program in late July 2009. The program is being conducted through a capital working interest participation in the program with two parties. On party bought into and acquired an eighty percent (80%) working interest (before payout) in a six well program and bears 80% of the capital costs incurred in the program. The other participant has a ten percent (10%) working interest that is carried by Lucas through the tanks. We retained a

10% working interest, in the six well program prior to payout, and have an additional 10% “back in” after payout to the

80% working interest participant (or a total 20% working interest, after payout to the 80% working interest participant). We are the operator of all wells in the program.

     Through November 30, 2009 a total of approximately $2.412 million has been expended in the LEI 2009-II capital program, with our share of the capital costs totaling approximately $482,400. Through November 2009 sales of crude oil production have occurred from three wells. In addition to the Austin Chalk target formation, we have been able to test and assess the production potential of the Buda and Eagle Ford formations. The three remaining wells are in various stages of completion, chemical stimulation, treatment and dewatering.

Wilson County Leases and Wellbore Acquisitions

     We have entered into an agreement with El Tex Petroleum, LLC (the “Seller”) that provides for our acquisition of approximately 2,771 gross oil and gas lease acreage (approx. 2,078 acres net to our interest) located in Wilson County, Texas. The leases have eight shut-in or plugged wellbores which are similar to our existing wellbores that are located principally in Gonzales County, Texas, that we believe are good candidates for restoration and revitalization procedures. The leasehold, wellbore and surface equipment acquisition price totals approximately $1.0 million with approximately $490,000 of the consideration comprised from the issuance of Lucas’ common stock, $500,000 in assumption of debt and $68,000 in cash. A director in Lucas holds greater than 5% in the Seller and pursuant to NYSE Amex exchange rules the issuance of common shares to the Seller must be approved by our shareholders. The note holder of the debt assumed is a director of Lucas, and we expect to extinguish the debt through the issuance of shares of common stock, which must also be approved by our shareholders. The aforementioned share issuances will be submitted to our shareholders for their approval at our next annual shareholder meeting.

Working Interest Acquisition in Three Previously Non-operated Wells

     We held nominal non-operating working interests in three wells located in Gonzales County, Texas (i.e., Rozella Kifer No. 1, Louis Zavadil No. 1 and Ali-O No. 1) of approximately 10% which were operated by Savoy Energy Corporation (“Savoy”). The wells had not produced commercial quantities of production for several months. We have increased our working interest in the wells through the acquisition of an incremental 22.5% from the secured debt holder of one working interest owner’s interests in the wells through the issuance of 220,000 shares of common stock (valued at $165,000), and an incremental 16% from Savoy in exchange for amounts due us by Savoy. In connection with increasing our working interests in the three wells, we assumed operatorship of the wells effective November 1, 2009, and are restoring the wells to production.

Executive Office

     Our principal executive office is located at 6800 West Loop South, Suite 415, Bellaire, Texas 77401, our telephone number is (713) 528-1881 and our website is http://www.lucasenergy.com. Please note that information contained in our website, whether currently posted or posted in the future, is not a part of this prospectus or the documents incorporated by reference in this prospectus.

FORWARD-LOOKING STATEMENTS

     Certain information included in this prospectus, other reports filed by us under the Exchange Act and any other written or oral statement by or on our behalf contain forward-looking statements and information that are based on management’s beliefs, expectations and conclusions, drawn from certain assumptions and information currently available. The Private Securities Litigation Act of 1995 encourages the disclosure of forward-looking information by management by providing a safe harbor for such information. This discussion includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although we believe that the expectations and conclusions reflected in such forward-looking statements are reasonable, such forward-looking statements are based on numerous assumptions (some of which may prove to be incorrect) and are subject to risks and uncertainties, which could cause the actual results to differ materially from our expectations. The words “anticipate,” “believe,” “estimate,” “expect,” “objective,” “project,” “forecast,” “goal” and similar expressions contained in the reports and statements referenced above are intended to identify forward-looking statements.

     In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements include, among others, our ability to continue as a going concern, our limited history of operations, our need for additional external funding, volatility in market prices for oil and natural gas, liabilities inherent in oil and natural gas operations, uncertainties associated with estimating oil and natural gas reserves, competition for, among other things, capital, acquisitions of reserves, undeveloped lands and skilled personnel, incorrect assessments of the value of acquisitions, geological, technical, drilling and processing problems, fluctuations in foreign exchange or interest rates and stock market volatility, and other factors identified and described in “Risk Factors” and other sections of this prospectus and in the other documents we have filed with the SEC and that are incorporated herein by reference, including “Business,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our annual report on Form 10-K for the fiscal year ended March 31, 2009, as amended, in “Risk Factors” in our quarterly reports on

Form 10-Q for the quarters ended June 30, 2009 and September 30, 2009, and that may be discussed from time to time in other reports filed with the SEC subsequent to the registration statement of which this prospectus is a part. Readers are cautioned not to place undue reliance on any forward-looking statements made by or on behalf of us. You should read these forward-looking statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information.

     All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We cannot guarantee any future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update any of the forward-looking statements in this prospectus after the date of this prospectus.

RISK FACTORS

     Before you invest in our securities, in addition to the other information, documents or reports included or incorporated by reference in this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as our most recent Annual Report on Form 10-K, and in our Quarterly Reports on Form 10-Q filed subsequent to the Annual Report on Form 10-K, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission, or the SEC, in the future. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

Risks Relating to Our Business

Crude oil and natural gas prices are highly volatile in general and low prices will negatively affect our financial results.

     Our revenues, operating results, profitability, cash flow, future rate of growth and ability to borrow funds or obtain additional capital, as well as the carrying value of our properties, are substantially dependent upon prevailing prices of crude oil and natural gas. Lower crude oil and natural gas prices also may reduce the amount of crude oil and natural gas that we can produce economically. Historically, the markets for crude oil and natural gas have been very volatile, and such markets are likely to continue to be volatile in the future. Prices for crude oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for crude oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control, including:

  worldwide and domestic supplies of crude oil and natural gas;
  the level of consumer product demand;
  weather conditions;
  domestic and foreign governmental regulations;
  the price and availability of alternative fuels;
  political instability or armed conflict in oil producing regions;
  the price and level of foreign imports; and
  overall domestic and global economic conditions.

     It is extremely difficult to predict future crude oil and natural gas price movements with any certainty. Declines in crude oil and natural gas prices may materially adversely affect our financial condition, liquidity, ability to finance planned capital expenditures and results of operations. Further, oil and gas prices do not move in tandem.

Crude oil and natural gas development, re-completion of wells from one reservoir to another reservoir, restoring wells to production and drilling and completing new wells are speculative activities and involve numerous risks and substantial and uncertain costs.

     Our growth will be materially dependent upon the success of our future development program. Drilling for crude oil and natural gas and reworking existing wells involves numerous risks, including the risk that no commercially productive crude oil or natural gas reservoirs will be encountered. The cost of drilling, completing and operating wells is substantial and uncertain, and drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors beyond our control, including:

  unexpected drilling conditions;
  pressure or irregularities in formations;
  equipment failures or accidents;
  inability to obtain leases on economic terms, where applicable;
  adverse weather conditions;

  compliance with governmental requirements; and
  shortages or delays in the availability of drilling rigs or crews and the delivery of equipment.

     Drilling or reworking is a highly speculative activity. Even when fully and correctly utilized, modern well completion techniques such as hydraulic fracturing and horizontal drilling do not guarantee that we will find crude oil and/or natural gas in our wells. Hydraulic fracturing involves pumping a fluid with or without particulates into a formation at high pressure, thereby creating fractures in the rock and leaving the particulates in the fractures to ensure that the fractures remain open, thereby potentially increasing the ability of the reservoir to produce oil or gas. Horizontal drilling involves drilling horizontally out from an existing vertical well bore, thereby potentially increasing the area and reach of the well bore that is in contact with the reservoir. Our future drilling activities may not be successful and, if unsuccessful, such failure would have an adverse effect on our future results of operations and financial condition. We cannot assure you that our overall drilling success rate or our drilling success rate for activities within a particular geographic area will not decline. We may identify and develop prospects through a number of methods, some of which do not include lateral drilling or hydraulic fracturing, and some of which may be unproven. The drilling and results for these prospects may be particularly uncertain. Our drilling schedule may vary from our capital budget. The final determination with respect to the drilling of any scheduled or budgeted prospects will be dependent on a number of factors, including, but not limited to:

  the results of previous development efforts and the acquisition, review and analysis of data;
  the availability of sufficient capital resources to us and the other participants, if any, for the drilling of the prospects;
  the approval of the prospects by other participants, if any, after additional data has been compiled;
  economic and industry conditions at the time of drilling, including prevailing and anticipated prices for crude oil and natural gas and the availability of drilling rigs and crews;
  our financial resources and results;
  the availability of leases and permits on reasonable terms for the prospects; and
  the success of our drilling technology.

     We cannot assure you that these projects can be successfully developed or that the wells discussed will, if drilled, encounter reservoirs of commercially productive crude oil or natural gas. There are numerous uncertainties in estimating quantities of proved reserves, including many factors beyond our control.

The crude oil and natural gas reserves we will report in our SEC filings will be estimates and may prove to be inaccurate.

     There are numerous uncertainties inherent in estimating crude oil and natural gas reserves and their estimated values. The reserves we will report in our filings with the SEC will only be estimates and such estimates may prove to be inaccurate because of these uncertainties. Reservoir engineering is a subjective and inexact process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner. Estimates of economically recoverable crude oil and natural gas reserves depend upon a number of variable factors, such as historical production from the area compared with production from other producing areas and assumptions concerning effects of regulations by governmental agencies, future crude oil and natural gas prices, future operating costs, severance and excise taxes, development costs and work-over and remedial costs. Some or all of these assumptions may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of crude oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected there from prepared by different engineers or by the same engineers but at different times may vary substantially. Accordingly, reserve estimates may be subject to downward or upward adjustment. Actual production, revenue and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material.

     Currently oil and natural gas companies are only permitted by the SEC to disclose proved reserves in their statutory SEC filings. Proved reserves are oil and natural gas reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Accordingly, the SEC has historically prohibited us from including “probable reserves” and

“possible reserves” in statutory public filings. We may periodically disclose such reserves in information disseminations in documents that are not filed with the SEC. In addition to permitting us to disclose proved reserve estimates, effective January 1, 2010 the SEC will allow us to report “probable” and “possible” reserves realizing that both reserve categories are considered unproved reserves and as such, the SEC views the estimates to be inherently unreliable. Probable and possible reserve estimates may be misunderstood or seen as misleading to investors that are not “experts” in the oil or natural gas industry. Unless you have such expertise, you should not place undue reliance on these estimates. Except as required by applicable law, we undertake no duty to update this information and do not intend to update this information.

Our business is subject to extensive regulation.

     As many of our activities are subject to federal, state and local regulation, and as these rules are subject to constant change or amendment, there can be no assurance that our operations will not be adversely affected by new or different government regulations, laws or court decisions applicable to our operations.

Government regulation and liability for environmental matters may adversely affect our business and results of operations.

     Crude oil and natural gas operations are subject to extensive federal, state and local government regulations, which may be changed from time to time. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of crude oil and natural gas wells below actual production capacity in order to conserve supplies of crude oil and natural gas. There are federal, state and local laws and regulations primarily relating to protection of human health and the environment applicable to the development, production, handling, storage, transportation and disposal of crude oil and natural gas, byproducts thereof and other substances and materials produced or used in connection with crude oil and natural gas operations. In addition, we may inherit liability for environmental damages caused by previous owners of property we purchase or lease. As a result, we may incur substantial liabilities to third parties or governmental entities. We are also subject to changing and extensive tax laws, the effects of which cannot be predicted. The implementation of new, or the modification of existing, laws or regulations could have a material adverse effect on us.

We face intense competition.

     We are in direct competition with numerous oil and natural gas companies, drilling and income programs and partnerships exploring various areas of the Texas and elsewhere competing for properties. Many competitors are large, well-known oil and gas and/or energy companies, although no single entity dominates the industry. Many of our competitors possess greater financial and personnel resources enabling them to identify and acquire more economically desirable energy producing properties and drilling prospects than us. Additionally, there is competition from other fuel choices to supply the energy needs of consumers and industry. Management believes that a viable market place exists for smaller producers of natural gas and oil.

We depend significantly upon the continued involvement of our present management.

     Our success depends to a significant degree upon the involvement of our management, who are in charge of our strategic planning and operations. We may need to attract and retain additional talented individuals in order to carry out our business objectives. The competition for such persons could be intense and there are no assurances that these individuals will be available to us.

Our officers and directors have limited liability, and we are required in certain instances to indemnify our officers and directors for breaches of their fiduciary duties.

     We have adopted provisions in our Articles of Incorporation and Bylaws which limit the liability of our officers and directors and provide for indemnification by us of our officers and directors to the full extent permitted by Nevada corporate law. Our articles generally provide that our officers and directors shall have no personal liability to us or our shareholders for monetary damages for breaches of their fiduciary duties as directors, except for breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. Such provisions substantially limit our shareholders' ability to hold officers and directors liable for breaches of fiduciary duty, and may require us to indemnify our officers and directors.

We do not intend to pay dividends to our shareholders.

     We do not currently intend to pay cash dividends on our common stock and do not anticipate paying any dividends at any time in the foreseeable future. At present, we will follow a policy of retaining all of our earnings, if any, to finance development and expansion of our business.

Our Amegy Bank revolving line of credit facility is secured by substantially all of our assets, is subject to periodic borrowing base redeterminations, and contains covenants that we are required to meet.

     In October 2008 we entered into a three-year oil and gas reserve-based revolving line of credit with Amegy Bank with maturity on October 8, 2011 (the “Revolving Line of Credit” or “Credit Facility”). The availability of credit and repayments under the Credit Facility are subject to semiannual borrowing base redeterminations and periodic unscheduled redeterminations as Amegy Bank or we may request. Amegy’s original lending commitment to us was set at $3.0 million, and the Credit Facility provides for Amegy to increase or decrease their lending commitment in connection with their borrowing base redeterminations. The Credit Facility is secured by first liens on Lucas’ existing and after acquired oil and gas properties.

     Since entering into the Credit Facility in October 2008, Amegy has made periodic and retroactive reductions in their lending commitment to us under the Credit Facility. On March 30, 2009 Amegy reduced its lending commitment to $2.7 million with a further reduction of $25,000 per month. On September 11, 2009 Amegy advised us that their lending commitment was reduced retroactive to August 31, 2009 to $2,465,000 with a further reduction of $62,500 per month. We have continued to make principal payments of $25,000 per month, and have requested Amegy provide further data and explanation on the basis for and of the increasing level of reduction in their lending commitment to us under the Credit Agreement. Amegy’s current lending commitment to us is $2,275,000 and our outstanding principal balance is $2,325,000. Under Amegy’s current lending commitment reduction schedule their lending commitment will be reduced by an additional $62,500 on December 31, 2009. There can be no assurances that Amegy will not continue to reduce their lending commitment to us under the Credit Facility which would necessitate that we continue to make further principal reduction payments to them.

     The Credit Facility contains covenants that we are required to meet including: a) maintain a current ratio not less than 1.00 to 1.00 at any time; b) prohibit the ratio of Indebtedness to adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) from being more than 3.75 to 1.00 for the preceding four quarterly periods; and c) limit general and administrative (“G&A”) expenses during a fiscal quarter to no more than twenty-five percent (25.0%) of revenue less recurring lease operating expenses and taxes for the quarter. We have never met the G&A covenant. At the end of our last fiscal quarter we met the current ratio test of 1.00 to 1.00, but did not meet the EBITDA ratio covenant requirement. On occasion we have requested that Amegy waive one or more of the covenants and they historically have done so. However, there can be no assurances that Amegy will waive the covenant requirements under the Revolving Line of Credit in the future should we request such a waiver.

We may not be able to operate profitably in the near future, if at all.

     We will face all of the challenges of a smaller microcap oil and natural gas company that operates in a highly competitive industry, including but not limited to: locating, acquiring and successfully developing oil and gas properties; raising financing to fund our capital expenditure program; attracting, engaging and retaining the services of qualified management, technical and support personnel; establishing budgets and maintaining internal operating policies and procedures; and the design and implementation of effective financial and disclosure controls to meet public company statutory compliance requirements. We can provide no assurance that we will achieve a level of profitability that will provide a return on invested capital or that will result in an increase in the market value of our securities. Accordingly, we are subject to the risk that because of these factors and other general business risks noted throughout these “Risk Factors,” we may, in particular, not be able to profitably execute our plan of operation.

We require financing to execute our business plan and fund capital program requirements. .

     We believe that our current cash reserves, together with anticipated cash flow from operations, will be sufficient to meet our working capital and operating needs for approximately the next twelve months. However, to continue growth and to fund our business and expansion plans we will require additional financing. The amount of capital available to us is limited, and may not be sufficient to enable us to fully execute our growth plans without additional fund raising. Additional financing may be required to meet our desired growth and strategic objectives and to provide more working capital for expanding our development and marketing capabilities and to achieve our ultimate plan of expansion and a larger scale of operations. There can be no assurance that we will be able to obtain such financing on attractive terms, if at all. We have no firm commitments for additional cash funding beyond the proceeds of the recently completed private placement.

Risks Related To Share Ownership

The market price for our common stock may be volatile, and you may not be able to sell our stock at a favorable price or at all.

Many factors could cause the market price of our common stock to rise and fall, including:

  actual or anticipated variations in our quarterly results of operations;
  changes in market valuations of companies in our industry;
  changes in expectations of future financial performance;
  fluctuations in stock market prices and volumes;
  issuances of dilutive common stock or other securities in the future;
  the addition or departure of key personnel;
  announcements by us or our competitors of acquisitions, investments or strategic alliances; and
  the increase or decline in the price of oil and natural gas.

     It is possible that the proceeds from sales of our common stock may not equal or exceed the prices you paid for it plus the costs and fees of making the sales.

Substantial sales of our common stock, or the perception that such sales might occur, could depress the market price of our common stock.

     We cannot predict whether future issuances of our common stock or resales in the open market will decrease the market price of our common stock. The impact of any such issuances or resales of our common stock on our market price may be increased as a result of the fact that our common stock is thinly, or infrequently, traded. The exercise of any options or the vesting of any restricted stock that we may grant to directors, executive officers and other employees in the future, the issuance of common stock in connection with acquisitions and other issuances of our common stock could have an adverse effect on the market price of our common stock. In addition, future issuances of our common stock may be dilutive to existing shareholders. Any sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could lower the market price of our common stock.

Our common stock is considered "penny stock" securities under Exchange Act rules, which may limit the marketability of our securities.

     Our securities are considered low-priced or "designated" securities under rules promulgated under the Exchange Act. Under these rules, broker/dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker/dealer's duties, the customer's rights and remedies, certain market and other information, and make a suitability determination approving the customer for low-priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker/dealers must also disclose these restrictions in writing to the customer and obtain specific written consent of the customer, and provide monthly account statements to the customer. The likely effect of these restrictions is a decrease in the willingness of broker/dealers to make a market in the stock, decreased liquidity of the stock and increased transaction costs for sales and purchases of the stock as compared to other securities.

Risks Relating to this Offering

Additional infusions of capital may have a dilutive effect on existing shareholders.

     To finance our operations we may sell additional shares of our common stock. Our Articles of Incorporation do not provide for preemptive rights. To the extent the amount available under this registration statement is utilized, it is likely we will file another shelf registration covering a similar or increased amount of securities for ongoing capital needs. Any additional equity financing that we receive may involve substantial dilution to our then-existing shareholders. Furthermore, we may issue common stock to acquire properties, assets, or businesses. In the event that any such shares are issued, the proportionate ownership and voting power of other shareholders will be reduced. In addition, subject to certain additional amendments required to our charter under Nevada law, we are authorized to issue up to 10,000,000 shares of preferred stock, the rights and preferences of which may be designated by our Board of Directors. See “Description of Capital Stock – Preferred Stock”. If we issue shares of preferred stock, such preferred stock may have rights and preferences that are superior to those of our common stock.

Shares eligible for future sale by our current shareholders may impair our ability to raise capital through the sale of our stock.

     As of December 28, 2009 we had 11,882,692 shares of common stock issued and outstanding and no shares of preferred stock outstanding. In addition, there are options to purchase 200,000 shares of our common stock outstanding, and warrants to purchase 3,473,050 shares of our common stock outstanding. The possibility that substantial amounts of shares of our common stock may be sold in the public market may cause prevailing market prices for our common stock to decrease and thus could impair our ability to raise capital through the sale of our equity securities.

IN ADDITION TO THE RISK FACTORS SET FORTH ABOVE, THE COMPANY IS SUBJECT TO NUMEROUS OTHER RISKS SPECIFIC TO THE PARTICULAR BUSINESS OF THE COMPANY, AS WELL AS GENERAL BUSINESS RISK. INVESTORS ARE URGED TO CONSIDER ALL OF THE RISKS INHERENT IN THE COMPANY'S SECURITIES PRIOR TO PURCHASING OR MAKING AN INVESTMENT DECISION. THE COMPANY'S SECURITIES ARE HIGHLY SPECULATIVE AND INVOLVE A VERY HIGH DEGREE OF RISK.

WHERE YOU CAN FIND MORE INFORMATION

     This prospectus constitutes a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement. You should refer to the registration statement and its related exhibits and schedules for further information about our company and the securities offered in this prospectus. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC, and each such statement is qualified by this reference. The registration statement and its exhibits and schedules are on file at the offices of the SEC and may be inspected without charge.

     We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We are incorporating by reference in this prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below:

  our annual report on Form 10-K for the year ended March 31, 2009, as amended on July 29, 2009;
  our definitive proxy statement on Schedule 14A filed on September 30, 2008;
  our quarterly report on Form 10-Q for the quarter ended June 30, 2009;
  our quarterly report on Form 10-Q for the quarter ended September 30, 2009;
  our current reports on Form 8-K, filed on April 22, 2009, May 11, 2009, September 29, 2009, October 13, 2009 and November 27, 2009; and
  the description of our common stock contained in our registration statement on Form 8-A filed on February 13, 2008 and including any other amendments or reports filed for the purpose of updating such description.

     You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address and telephone number:

Lucas Energy, Inc.
6800 West Loop South, Suite 415
Bellaire, Texas 77401
(713) 528-1881
Attention: Corporate Secretary

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, excluding any information in those documents that are deemed by the rules of the SEC to be furnished but not filed, after the date of this filing and before the termination of this offering shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

USE OF PROCEEDS

     Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of our securities for general corporate purposes. Pending these uses, the net proceeds will be invested in investment-grade, interest-bearing securities.

DILUTION

     Our net tangible book value as of September 30, 2009 was $1.66 per share of common stock. Net tangible book value per share of common stock is determined by dividing our tangible net worth, which is tangible assets less liabilities, by the total number of shares of our common stock outstanding. If we offer shares of our common stock, purchasers of our common stock in that offering may experience immediate dilution in net tangible book value per share. The prospectus supplement relating to an offering of shares of our common stock will set forth the information regarding any dilutive effect of that offering.

DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, as amended, and our Bylaws, each of which has been filed as an exhibit to our registration statement of which this prospectus is a part. The material terms of such exhibits are disclosed herein.

General

     Our authorized capital stock consists of 35,000,000 shares including 25,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. As of December 28, 2009, we had 11,882,692 shares of common stock issued and outstanding and no shares of preferred stock outstanding. All of our outstanding shares are duly authorized, validly issued and outstanding and fully paid and non-assessable.

Common Stock

     Holders of our common stock: (i) are entitled to share ratably in all of our assets available for distribution upon liquidation, dissolution or winding up of our affairs; (ii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iii) are entitled to one vote per share on all matters on which stockholders may vote at all stockholder meetings.

     The presence of the persons entitled to vote a majority of the outstanding voting shares on a matter before the stockholders shall constitute the quorum necessary for the consideration of the matter at a stockholders’ meeting.

The vote of the holders of a majority of the shares entitled to vote on the matter and represented at a meeting at which a quorum is present shall constitute an act of the stockholders. The common stock does not have cumulative voting rights, which means that the holders of 51% of the common stock voting for election of directors can elect 100% of our directors if they choose to do so.

Our common stock is listed and traded on the NYSE Amex under symbol “LEI”.

Dividend Policy

     Holders of common stock are entitled to dividends when, as, and if declared by our Board of Directors, out of funds legally available therefore. We have never declared cash dividends on our common stock and our Board of Directors does not anticipate paying cash dividends in the foreseeable future as it intends to retain future earnings to finance the growth of our businesses.

     There are no restrictions in our Articles of Incorporation or Bylaws that restrict us from declaring cash dividends. Under the terms and conditions of our credit agreement among with Amegy Bank National Association, so long as any obligation remains outstanding or unpaid, we may not declare, pay, or make, any dividend or distribution on, or purchase, redeem or otherwise acquire for value, any of our equity interests; provided, however, the foregoing restriction shall not apply to (a) dividends or distributions permitted by written consent of Amegy and the lenders or (b) dividends paid in kind with our capital stock.

Restrictions on Change of Control

Articles of Incorporation and Bylaws

     The following provisions of our Articles of Incorporation and our Bylaws and applicable provisions of Nevada law may make a change of control of us more difficult and may delay stockholder actions with respect to business combinations and the election of new members to our board of directors:

a)	Limiting the number of our directors to ten;
b)	Limiting the persons who may call special meetings of stockholders to our President or any other executive officer, the Board of Directors or any member thereof, or by the record holder or holders of at least 10% of all shares entitled to vote at the meeting;
c)	Limiting the business that may be acted on at a special meeting of the stockholders to the matters set forth in the notice of the meeting;

d)	Requiring the approval of not less than two thirds of the outstanding shares entitled to vote at an election of the directors to remove members of the Board of Directors;
e)	Requiring that any action of the stockholders to be taken without a meeting must be authorized by a consent and waiver filed with our Secretary and signed by all persons who would be entitled to vote on that action at a stockholders’ meeting;
f)	Requiring that any proposed amendment to our Articles of Incorporation that would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thererof; and
g)	Authorizing our Board of Directors, subject to any limitations presented by law, to provide for the issuance of shares of our preferred stock in one or more series.

Nevada Corporation Law

     Sections 78.378-78.379 of the Nevada Revised Statutes apply to any acquisition of a controlling interest in an issuing corporation unless the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provide that the provisions of those sections do not apply to the corporation, or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified. A person desiring to acquire a controlling interest in an issuing corporation must do so in accordance with the provisions of Sections 78.378-78.379 of the Nevada Revised Statutes.

     In general, Sections 78.378-78.379 set forth the procedures for an acquiring person to obtain a controlling interest in an issuing corporation. The securities acquired in such acquisition are denied voting rights unless a majority of the holders of a majority of the voting power of the corporation approve the granting of such voting rights, and, if the acquisition would adversely alter or change any preference or any relative or other right given to any other class or series of outstanding shares, the holders of a majority of each class or series affected approve the granting of such voting rights.

     The provisions of Sections 78.378-78.379 of the Nevada Revised Statutes do not restrict the directors of an issuing corporation from taking action to protect the interests of the corporation and its stockholders including, but not limited to, adopting or signing plans, arrangements or instruments that deny rights, privileges, power or authority to a holder of a specified number of shares or percentage of share ownership or voting power.

     “Controlling interest” means the ownership of outstanding voting shares of an issuing corporation sufficient, but for the provisions of Section 78.378 to 78.3793, inclusive, to enable the acquiring person, directly or indirectly and individually or in association with others, to exercise 1) 1/5 or more but less than 1/3, 2) 1/3 or more but less than a majority, or 3) A majority or more of all the voting power of the corporation in the election of directors.

     “Issuing corporation” means a corporation which is organized in Nevada and which 1) has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation; and 2) does business in Nevada directly or through an affiliated corporation.

     Sections 78.411-78.445 of the Nevada Revised Statutes apply to certain combinations of the corporation with interested stockholders.

     In general, Section 78.438 prohibits a Nevada corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless the board of directors of the corporation approved the business combination prior to the date the person became an interested stockholder.

     In general, Section 78.439 provides that business combinations after the three year period following the date that the stockholder becomes an interested stockholder may also be prohibited unless approved by the corporation's directors before the person became an interested stockholder unless the price and terms of the transaction meet the criteria set forth in the statute.

“Combination” means any of the following:

1)	Any merger or consolidation of the resident domestic corporation or any subsidiary of the resident domestic corporation with:
	(a)	the interested stockholder; or
	(b)	any other corporation, whether or not itself an interested stockholder of the resident domestic corporation, which is, or after the merger or consolidation would be, an affiliate or associate of the interested stockholder.
2)	Any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, to or with the interested stockholder or any affiliate or associate of the interested stockholder of transactions, to or with the interested stockholder or any affiliate or associate of the interested corporation:
	(a)	having an aggregate market value equal to 5% or more of the aggregate market value of all the assets, determined on a consolidated basis, of the resident domestic corporation;
	(b)	having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the resident domestic corporation; or
	(c)	representing 10% or more of the earning power or net income, determined on a consolidated basis, of the resident domestic corporation.
3)	The issuance or transfer by the resident domestic corporation or any subsidiary of the resident domestic corporation, in one transaction or a series of transactions, of any shares of the resident domestic corporation or any subsidiary of the resident domestic corporation that have an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the resident domestic corporation to the interested stockholder or any affiliate or associate of the interested stockholder except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all stockholders of the resident domestic corporation.
4)	The adoption of any plan or proposal for the liquidation or dissolution of the resident domestic corporation proposed by, or under any agreement, arrangement or understanding, whether or not in writing with, the interested stockholder or any affiliate or associate of the interested stockholder.
5)	Any:
	(a)	reclassification of securities, including, without limitation, any splitting of shares, dividend distributed in shares, or other distribution of shares with respect to other shares, or any issuance of new shares in exchange for a proportionately greater number of old shares;
	(b)	recapitalization of the resident domestic corporation;
	(c)	merger or consolidation of the resident domestic corporation with any subsidiary of the resident domestic corporation; or
	(d)	other transaction, whether or not with or into or otherwise involving the interested stockholder, proposed by, or under any agreement, arrangement or understanding, whether or not in writing, with, the interested stockholder or any affiliate or associate of the interested stockholder, which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of voting shares or securities convertible into voting shares of the resident domestic corporation or any subsidiary of the resident domestic corporation which is directly or indirectly owned by the interested stockholder or any affiliate or associate of the interested stockholder, except as a result of immaterial changes because of adjustments of fractional shares.
6)	Any receipt by the interested stockholder or any affiliate or associate of the interested stockholder of the benefit, directly or indirectly, except proportionately as a stockholder of the resident domestic corporation, of any loan, advance, guarantee, pledge or other financial assistance or any tax credit or other tax advantage provided by or through the resident domestic corporation.

“Interested stockholder” means any person, other than the resident domestic corporation or any subsidiary of the resident domestic corporation, who is:

1)	the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation; or

2)	an affiliate or associate of the resident domestic corporation and at any time within 3 years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation.

     To determine whether a person is an interested stockholder, the number of voting shares of the resident domestic corporation considered to be outstanding includes shares considered to be beneficially owned by that person through the application of Section 78.414, but does not include any other unissued shares of a class of voting shares of the resident domestic corporation which may be issuable under any agreement, arrangement or understanding, or upon exercise of rights to convert, warrants or options, or otherwise.

Preferred Stock

     Our Articles of Incorporation currently provide for the issuance of up to 10,000,000 shares of preferred stock. However, the Articles of Incorporation do not currently describe the voting powers, preferences and other characteristics of the preferred stock, nor do the Articles of Incorporation grant the Board of Directors the necessary authority under Nevada law to determine such characteristics and issue shares of preferred stock. Accordingly, an amendment to the Articles of Incorporation would be required in order to permit the Board of Directors to issue any shares of preferred stock.

Transfer Agent or Registrar

Empire Stock Transfer Inc. is the transfer agent and registrar of our common stock.

DESCRIPTION OF WARRANTS

     We may issue warrants to purchase common stock. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue each series of warrants under a separate warrant agreement between us and a warrant agent that we will name in the prospectus supplement. We will describe additional terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement.

General

     If warrants are offered, the prospectus supplement relating to a series of warrants will include the specific terms of the warrants, including:

  the offering price;
  the title of the warrants;
  the aggregate number of warrants offered;
  the dates or periods during which the warrants can be exercised;
  the number of warrants outstanding;
  whether the warrants will be issued in individual certificates to holders or in the form of global securities held by a depositary on behalf of holders;
  the designation and terms of any securities with which the warrants are issued;
  if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;
  if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;
  any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants;
  any rights of the warrant holders to the underlying security prior to the exercise of the warrant;
  any special tax implications of the warrants or their exercise;
  any antidilution provisions of the warrants;
  any provisions for changes to or adjustments in the exercise price of the warrants;
  any redemption or call provisions applicable to the warrants; and
  any other terms of the warrants.

DESCRIPTION OF UNITS

     We may issue units comprised of our common stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The prospectus supplement may describe:

     • the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

      • any provisions of the governing unit agreement that differ from those described below; and

     • any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

     The provisions described in this section, as well as those described under “Description of Capital Stock” and “Description of Warrants” will apply to each unit and to any common stockor warrant included in each unit, respectively.

Issuance in Series

     We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of a particular series will be described in the prospectus supplement.

Unit Agreements

     We will issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the prospectus supplement.

     The following provision will generally apply to all unit agreements unless otherwise stated in the prospectus supplement.

Enforcement of Rights

     The unit agent under a unit agreement will act solely as our agent in connection with the units issued under that agreement. The unit agent will not assume any obligation or relationship of agency or trust for or with any holders of those units or of the securities comprising those units. The unit agent will not be obligated to take any action on behalf of those holders to enforce or protect their rights under the units or the included securities.

     Except as indicated in the next paragraph, a holder of a unit may, without the consent of the unit agent or any other holder, enforce its rights as holder under any security included in the unit, in accordance with the terms of that security and the indenture, warrant agreement or other instrument under which that security is issued. Those terms are described elsewhere in this prospectus under the sections relating to common stock or warrants.

     Notwithstanding the foregoing, a unit agreement may limit or otherwise affect the ability of a holder of units issued under that agreement to enforce its rights, including any right to bring a legal action, with respect to those units or any securities that are included in those units. Limitations of this kind will be described in the prospectus supplement.

Modification Without Consent of Holders

We and the unit agent may amend any unit or unit agreement without the consent of any holder:

  to cure any ambiguity;
  to correct or supplement any defective or inconsistent provision; or
  to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

     We do not need any approval to make changes that affect only units to be issued after the changes take effect. We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.

Modification With Consent of Holders

     We may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would:

     • impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right; or

     • reduce the percentage of outstanding units or any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

     Any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

     • if the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series; or

     • if the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

     These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document. In each case, the required approval must be given by written consent.

Unit Agreements Will Not Be Qualified Under the Trust Indenture Act of 1939

     No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act of 1939, as amended. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act of 1939, as amended, with respect to their units.

PLAN OF DISTRIBUTION

We may sell the securities from time to time in one or more transactions:

  to purchasers directly;
  to underwriters for public offering and sale by them;
  in “at the market offerings” to or through a market maker or into an existing trading market, or a securities exchange or otherwise;
  on the NYSE Amex or in any other securities market on which our common shares are then listed or traded;
  in the over-the-counter market;
  in negotiated transactions;
  through agents;
  through dealers; or
  through a combination of any of the foregoing methods of sale.

We may distribute the securities from time to time in one or more transactions at:

  a fixed price or prices, which may be changed;
  market prices prevailing at the time of sale;
  prices related to such prevailing market prices; or
  negotiated prices.

     We may sell the securities directly to institutional investors or others. A prospectus supplement will describe the terms of any sale of the securities we are offering hereunder

By Underwriters

We may use an underwriter or underwriters in the offer or sale of our securities.

  If we use an underwriter or underwriters, the offered securities will be acquired by the underwriters for their own account.
  We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the prospectus supplement.
  The underwriters will use this prospectus and the prospectus supplement to sell our securities.

     We may also sell securities pursuant to one or more standby agreements with one or more underwriters in connection with the call, redemption or exchange of a specified class or series of any of our outstanding securities. In a standby agreement, the underwriter or underwriters would agree either:

  to purchase from us up to the number of shares of common stock that would be issuable upon conversion or exchange of all the shares of the class or series of our securities at an agreed price per share of common stock; or
  to purchase from us up to a specified dollar amount of offered securities at an agreed price per offered security, which price may be fixed or may be established by formula or other method and which may or may not relate to market prices of our common stock or any other outstanding security.

     The underwriter or underwriters would also agree, if applicable, to convert or exchange any securities of the class or series held or purchased by the underwriter or underwriters into or for our common stock or other security.

     The underwriter or underwriters may assist in the solicitation of conversions or exchanges by holders of the class or series of securities.

By Dealers

We may use a dealer to sell our securities.

  If we use a dealer, we, as principal, will sell our securities to the dealer.
  The dealer will then resell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.
  We will include the name of the dealer and the terms of our transactions with the dealer in the prospectus supplement.

By Agents

We may designate agents to solicit offers to purchase our securities.

  We will name any agent involved in offering or selling our securities and any commissions that we will pay to the agent in the prospectus supplement.
  Unless we indicate otherwise in the prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.
  Our agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

By Delayed Delivery Contracts

     We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

  If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

  These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.
  We will indicate in the prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

     We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors, including our affiliates. We will describe the terms of our direct sales in the prospectus supplement. We may also sell our securities upon the exercise of rights which we may issue.

General Information

     Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive and any profit they make on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement. We may indemnify agents, underwriters, and dealers against certain civil liabilities, including liabilities under the Securities Act, or make contributions to payments they may be required to make relating to those liabilities. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

     Each series of securities offered by this prospectus may be a new issue of securities with no established trading market. Any underwriters to whom securities offered by this prospectus are sold by us for public offering and sale may make a market in the securities offered by this prospectus, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities offered by this prospectus.

     Representatives of the underwriters through whom our securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum.

     Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

     Certain legal matters in connection with the securities offered hereby will be passed on for us by Woodburn and Wedge. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

     Our consolidated financial statements as of March 31, 2009 and March 31, 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of GBH CPAs, PC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     Certain estimates of proved oil reserves for us that are incorporated herein by reference were based upon engineering reports prepared by Forrest A. Garb & Associates, Inc., independent petroleum consultants. These estimates are included and incorporated herein in reliance on the authority of such firm as an expert in such matters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$558.00
Transfer agent and registrar fees	$2,000.00
Accounting fees and expenses	$8,000.00
Legal fees and expenses	$50,000.00
Printing and engraving expenses	$2,000.00
Miscellaneous	$4,000.00
Total	$66,558.00

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As authorized by Section 78.751 of the Nevada Revised Statutes, we may indemnify our officers and directors against expenses incurred by such persons in connection with any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, involving such persons in their capacities as officers and directors, so long as such persons acted in good faith and in a manner which they reasonably believed to be in our best interests. If the legal proceeding, however, is by or in our right, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to us unless a court determines otherwise.

     Under Nevada law, corporations may also purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer (or is serving at our request as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer. These financial arrangements may include trust funds, self-insurance programs, guarantees and insurance policies.

     Our bylaws provide that we shall pay or reimburse any present or former director or officer any costs or expenses actually and necessarily incurred by that director or officer in any action, suit, or proceeding to which the director or officer is made a party by reason of holding that position, provided, however, that no director or officer shall receive such indemnification if finally adjudicated therein to be liable for negligence or misconduct in office. This indemnification shall extend to good-faith expenditures incurred in anticipation of threatened or proposed litigation. Our board of directors may in proper cases, extend the indemnification to cover the good-faith settlement of any such action, suit, or proceeding, whether formally instituted or not.

     The effect of these provisions is potentially to indemnify our directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with us.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16.		EXHIBITS.

1.1	(1)	Form of Underwriting Agreement.
3.1		Articles of Incorporation of Lucas Energy, Inc. (incorporated by reference to Exhibit 3.1 to its
		Annual Report on Form 10-KSB for the fiscal year ended November 30, 2005 filed with the SEC
		on February 14, 2006).
3.2		Certificate of Amendment to Articles of Incorporation of Lucas Energy, Inc. (incorporated by
		reference to Exhibit B to the Information Statement on Schedule 14C filed with the SEC on
		February 16, 2007).
3.3		Bylaws of Lucas Energy, Inc. (incorporated by reference to Exhibit 3.2 to its Annual Report on
		Form 10-KSB for the fiscal year ended November 30, 2005 filed with the SEC on February 14,
		2006).
4.1	(1)	Form of Warrant Agreement (to be filed by amendment or as an exhibit to a report pursuant to
		Section 13(a), 13(c) or 15(d) of the Exchange Act) .
4.2	(1)	Form of Unit Agreement (to be filed by amendment or as an exhibit to a report pursuant to Section
		13(a), 13(c) or 15(d) of the Exchange Act) .
5.1	(2)	Opinion of Woodburn and Wedge with respect to legality of the securities, including consent.
23.1	(2)	Consent of GBH CPAs, PC.
23.2	(2)	Consent of Woodburn and Wedge (included in Exhibit 5.1).
23.3	(2)	Consent of Forest A. Garb & Associates, Inc.
24.1	(2)	Power of Attorney (contained in signature page).

(1)	We will file as an exhibit to a current report on Form 8-K (i) any underwriting agreement relating to securities offered hereby, (ii) the instruments setting forth the terms of any warrants or units, (iii) any additional required opinion of counsel as to the legality of the securities offered hereby, or (iv) any required opinion of counsel as to certain tax matters relative to securities offered hereby.
(2)	Filed herewith.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (i)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) of this chapter that is part of the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

     (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the

Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on the 30th, day of December, 2009.

LUCAS ENERGY, INC.

By:	/ s / William A. Sawyer
William A. Sawyer
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

     We the undersigned officers and directors of the registrant hereby, severally constitute and appoint William A. Sawyer and J. Fred Hofheinz, and each of them singly, our true and lawful attorneys with full power to them and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and any subsequent registration statement for the same offering which may be filed under Rule 462(b) and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable the registrant to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto or to any subsequent registration statement for the same offering which may be filed under Rule 462(b).

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

EXHIBIT INDEX

1.1	(1)	Form of Underwriting Agreement.
3.1		Articles of Incorporation of Lucas Energy, Inc. (incorporated by reference to Exhibit 3.1 to its
		Annual Report on Form 10-KSB for the fiscal year ended November 30, 2005 filed with the SEC
		on February 14, 2006).
3.2		Certificate of Amendment to Articles of Incorporation of Lucas Energy, Inc. (incorporated by
		reference to Exhibit B to the Information Statement on Schedule 14C filed with the SEC on
		February 16, 2007).
3.3		Bylaws of Lucas Energy, Inc. (incorporated by reference to Exhibit 3.2 to its Annual Report on
		Form 10-KSB for the fiscal year ended November 30, 2005 filed with the SEC on February 14,
		2006).
4.1	(1)	Form of Warrant Agreement.
4.2	(1)	Form of Unit Agreement.
5.1	(2)	Opinion of Woodburn and Wedge with respect to legality of the securities, including consent.
23.1	(2)	Consent of GBH CPAs, PC.
23.2	(2)	Consent of Woodburn and Wedge (included in Exhibit 5.1).
23.3	(2)	Consent of Forrest A. Garb & Associates, Inc.
24.1	(2)	Power of Attorney (contained in signature page).

(1)	We will file as an exhibit to a current report on Form 8-K (i) any underwriting agreement relating to securities offered hereby, (ii) the instruments setting forth the terms of any warrants or units, (iii) any additional required opinion of counsel as to the legality of the securities offered hereby, or (iv) any required opinion of counsel as to certain tax matters relative to securities offered hereby.
(2)	Filed herewith.